EXHIBIT 5

[LETTERHEAD OF JONES, WALKER, WAECHTER, POITEVENT,

CARRÈRE & DENÈGRE, LLP]

August 9, 2011

Fairmount Bancorp, Inc.

8216 Philadelphia Road

Baltimore, MD 21237

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Fairmount Bancorp, Inc. (the “Company”), a Maryland corporation, in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s registration statement on Form S-1 (“Registration Statement”) under the Securities Act of 1933, as amended (“Securities Act”). The Registration Statement relates to the issuance and sale by the Company of its common stock, par value $.01 per share (“Common Stock”), pursuant to an Agreement and Plan of Conversion Merger (the “Agreement”), by and among the Company, Fairmount Bank (the “Bank”), a federal stock savings association and wholly-owned subsidiary of the Company, and Fullerton Federal Savings Association (“Fullerton”), a federal mutual savings association, and the Plan of Conversion Merger of Fullerton with the Bank (the “Plan”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise indicated to our satisfaction, of (i) the Company’s Registration Statement; (ii) the Articles of Incorporation and Bylaws of the Company; (iii) resolutions adopted by the board of directors of the Company relating to the Agreement, the Plan and the issuance of the Common Stock, and (iv) such other documents and matters of law as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of originals of such copies. As to any other facts material

Fairmount Bancorp, Inc.

August 9, 2011

to this opinion, which we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Company and others.

This opinion is limited in all respects to matters of federal law and the general corporation law of Maryland, and we express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock, when issued and sold in accordance with the terms of the Agreement and the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption “Legal and Tax Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons who consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Jones, Walker, Waechter, Poitevent,

Carrère Denègre, LLP